UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 25, 2019

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, Pennsylvania	17257
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	717 532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ORRF	The Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 25, 2019, Orrstown Financial Services, Inc. (“Orrstown”), the holding company for Orrstown Bank, announced the appointment of Thomas R. Brugger as Executive Vice President and Chief Financial Officer of Orrstown, effective July 15, 2019. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Mr. Brugger, age 52, most recently served as Executive Vice President and Chief Financial Officer of Sun Bancorp, Inc. (“Sun”), a Nasdaq-listed bank holding company based in Mount Laurel, New Jersey, from 2012 through its merger acquisition by OceanFirst Financial Corp. on January 31, 2018. Before joining Sun, Mr. Brugger was Executive Vice President and Chief Financial Officer of Customers Bancorp, Inc., a bank holding company based in Wyomissing, PA, for three years, from September 2009 to October 2012. Prior to that, Mr. Brugger was Executive Vice President, Corporate Treasurer for Sovereign Bancorp, Inc. and Sovereign Bank for fifteen years. He is a graduate of Penn State University, with a BS in Accounting.
In connection with his appointment, Orrstown and Orrstown Bank entered into an Employment Agreement and Change in Control Agreement with Mr. Brugger.
The Employment Agreement provides Mr. Brugger with an initial base salary of $325,000, to be reviewed annually, and eligibility to participate in the annual short term and long-term incentive plans of Orrstown. Pursuant to the Employment Agreement, Mr. Brugger is also entitled to participate in Orrstown’s broad-based retirement plans, welfare benefit plans and other benefit programs. The Employment Agreement further provides that, upon his completion of ninety (90) days of employment, Mr. Brugger shall receive a lump sum cash payment of twenty-five thousand dollars ($25,000), five thousand (5,000) shares of restricted stock to be issued pursuant to Orrstown’s 2011 Stock Incentive Plan (such shares to be subject to three-year cliff vesting), and the reimbursement of relocation costs actually incurred (up to $25,000).
The term of the Employment Agreement is for three (3) years, and automatically renews for an additional one (1) year term on each July 15th unless notice of non-renewal is delivered by either party. The Employment Agreement shall continue until the expiration date resulting from a notice of non-renewal or the earliest of: (a) Mr. Brugger’s voluntary termination of, or retirement from, employment other than for “Good Reason” (as defined in Section 4.2 of the Employment Agreement); (b) Mr. Brugger’s voluntary termination of employment for Good Reason; (c) the termination of Mr. Brugger’s employment by Orrstown for “Cause” (as defined in Section 4.3 of the Employment Agreement); (d) the termination of Mr. Brugger’s employment by Orrstown for any reason other than Cause; (e) the termination of Mr. Brugger’s employment with Orrstown due to “Disability” (as defined in Section 4.4 of the Employment Agreement); (f) the termination of Mr. Brugger’s employment due to his retirement upon attaining age sixty-five (65); or (f) his death.
In the event Mr. Brugger voluntarily terminates employment other than for Good Reason prior to attaining age sixty-five (65), the Employment Agreement does not provide for any payments other than those amounts accrued as of such date under generally accepted accounting principles. In the event Mr. Brugger voluntarily terminates employment after attaining age sixty-five (65), Orrstown shall continue his base salary for an additional six (6) months and make a lump sum cash payment equal to 150% of Orrstown’s actual premium cost of providing group term life insurance coverage to Mr. Brugger for the three (3) year period following his termination date, plus any accrued and unpaid benefits and vested benefits.
In the event Mr. Brugger voluntarily terminates employment for Good Reason or Orrstown terminates his employment without Cause absent a “Change in Control” (as defined in Section 2.1 of the Change in Control Agreement), Orrstown shall continue his base salary for an additional six (6) months or the remaining duration of the Employment Agreement (whichever is greater), plus pay him an amount equal to the average annual cash bonus earned by him during the prior three (3) calendar years. Mr. Brugger would also continue to be eligible to participate in any group health plan maintained by Orrstown for six (6) months following the termination date, plus receive a lump sum cash payment equal to 150% of Orrstown’s actual premium cost of providing group term life insurance coverage to Mr. Brugger for the three (3) year period following his termination date. Mr. Brugger would also be entitled to be compensated in respect of his inability to continue to participate in Orrstown’s employee group disability plan for a period of six (6) months.
In the event Orrstown terminates Mr. Brugger’s employment for Cause or Disability, Mr. Brugger is entitled to receive only those amounts accrued or vested as of such date under generally accepted accounting principles (including under the terms of any employee benefit plan or incentive plan). In the event of a termination due to Mr. Brugger’s death, Orrstown shall pay his designated beneficiaries an amount equal to six (6) months’ base salary, plus a lump sum payment equal to the premium cost of COBRA continuation coverage for his spouse and dependent children.
The Change in Control Agreement provides that if Mr. Brugger’s employment is terminated by Orrstown without Cause during the period beginning ninety (90) days before a Change in Control and ending twenty-four (24) months after such Change in Control, or Mr. Brugger resigns for any reason within six (6) months following a Change in Control, Orrstown or its successor would pay Mr. Brugger an amount equal to two point nine nine (2.99) times the sum of his base salary in effect immediately before the Change in Control and the highest annual cash bonus or other incentive compensation awarded to him over the past three years, plus accelerated vesting of all time-based equity awards, and vesting and earning of performance-based equity awards, as set forth in the applicable award agreements. Mr. Brugger would also be eligible to receive an amount equal to that portion of Orrstown’s contribution to his 401(k), profit sharing, deferred compensation or other similar individual account plan which is not vested as of the date of termination, plus other benefits such as participating in Orrstown’s health and welfare employee benefit plans for twenty-four (24) months following termination of employment for a Change in Control. There are no single trigger benefits payable under the Change in Control Agreement solely by reason of the occurrence of a Change in Control.
Payments under the Change in Control Agreement are in lieu of any severance amounts payable under the Employment Agreement.
The Employment Agreement and the Change in Control Agreement do not provide for an excise tax gross-up for taxes applicable to a severance payment as a result of Mr. Brugger’s termination of employment. Instead, in the event he becomes eligible to receive a severance payment under the Change in Control Agreement that would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such payment would be reduced, if necessary, to the extent required to avoid such excise tax imposition and, if any portion of the amount payable is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, such payment would be further reduced to only the amount determined to be deductible under Section 280G.
The foregoing summary of the Employment Agreement and Change in Control Agreement is not complete and is qualified in its entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

No.	Description

10.1	Employment Agreement between Orrstown Financial Services, Inc., Orrstown Bank and Thomas R. Brugger.
10.2	Change in Control Agreement between Orrstown Financial Services, Inc., Orrstown Bank and Thomas R. Brugger.
99.1	Press release dated June 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.
(Registrant)
Date: June 25, 2019	By:	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr. President and Chief Executive Officer (Duly Authorized Representative)